                                                                       EX-99.m.4

                         THE UBS FUNDS - CLASS A SHARES

                            SHAREHOLDER SERVICES PLAN

     WHEREAS,  The UBS Funds ("Fund") is registered under the Investment Company
Act of 1940,  as amended  ("1940  Act"),  as an open-end  management  investment company, and has sixteen distinct series of shares of beneficial  interest,  one of which has been designated as the UBS Absolute Return Bond Fund ("Series") and
corresponds to a distinct portfolio; and

     WHEREAS,  UBS Global Asset Management (US) Inc. ("UBS Global AM") serves as
Principal  Underwriter  of the  Series  and  performs  or  contracts  with other intermediaries to perform certain services for shareholders of Class A shares;

     NOW, THEREFORE,  the Fund hereby adopts this Plan with respect to the Class
A shares of the Series in accordance with Rule 12b-1 under the 1940 Act.

     1.   Class  A  shares  of  the  Series  will  pay  to  UBS  Global  AM,  as compensation  for the provision of services to shareholders of Class A shares,  a service fee at the rate of 0.15% on an annualized  basis of the  average  daily  net  assets  of such  shares.  Such fee  shall be calculated  and  accrued  daily  and  paid  monthly  or at such  other intervals, as the Fund's Board of Trustees ("Board") shall determine.

     2.   The service fee received by UBS Global AM is for  providing  "personal service and/or the  maintenance  of shareholder  accounts" as provided for  in  Section  2830(b)(9)  of the  NASD  Conduct  Rules,  including expenditures  for  overhead  and other  expenses of UBS Global AM, and telephone and other communications  expenses relating to the provision of shareholder services. If the NASD amends the definition of "service fee" or  adopts a  related  definition  intended  to  define  the same concept,  the services  provided under the Plan shall be automatically amended,  without  further  action of the parties,  to conform to such definition.

     3.   This Plan must be approved,  together with any related agreements,  by votes of a majority of both (a) the Board and (b) those Board  members of the Fund who are not  "interested  persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"),  cast in person at a meeting (or meetings)  called for the purpose of voting on such approval.

     4.   This Plan shall  continue in full force and effect for so long as such continuance is  specifically  approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

     5.   UBS Global AM shall  provide to the Board and the Board shall  review, at least  quarterly,  a written  report of the amounts  expended  with respect to servicing  shareholders  of Class A shares and the purposes for which such expenditures were made. UBS Global AM shall submit only information  regarding  amounts  expended  for  servicing  shareholder accounts to the Board in support of the service fee payable hereunder.

     6.   This Plan may be terminated  with respect to the Class A shares at any time by vote of the Board,  by vote of a majority  of the  Independent
          Board  Members,  or by vote of a majority  of the  outstanding  voting securities of the Class A shares.

     7.   This Plan may not be  amended  to  increase  materially  the amount of service fee provided for in Paragraph 1 hereof  unless such  amendment is approved by a majority of the outstanding  voting securities of the
          Class A shares. No material amendment to the Plan shall be made unless approved in the manner  provided  for initial  approval in Paragraph 3 hereof.

     8.   The amount of the  service fee payable to UBS Global AM is not related directly to expenses incurred by UBS Global AM on behalf of the Series or its Class A shares in providing  services to shareholders.  Neither the Series nor Class A Shares is obligated reimburse UBS Global AM for such expenses. The service fee set forth in Paragraph 1 hereof will be paid to UBS Global AM until the Plan is terminated or not renewed.  If the Plan is terminated or not renewed,  any  service-related  expenses incurred  by UBS Global AM in excess of  payments  of the  service fee specified  in  Paragraph 1 hereof  that UBS Global AM has  received or accrued through the termination date are the sole  responsibility  and liability of UBS Global AM, and are not  obligations  of the Series or
          Class A shares.

     9.   While this Plan is in effect,  the  selection  and  nomination  of the
          Board members who are  Independent  Board Members of the Fund shall be committed to the discretion of the Independent Board Members.

     10.  As used in this Plan, the terms  "majority of the  outstanding  voting securities"  shall have the same  meaning  as those  terms have in the
          1940 Act.

     11.  The Fund shall preserve  copies of this Plan (including any amendments thereto) and any related  agreements  and all reports made pursuant to
          Paragraph  5 hereof  for a period of not less than six years  from the date of this Plan, the first two years in an easily accessible place.

     12.  The Board members of the Fund and the shareholders of the Series shall not be liable for any obligations of the Fund or the Series under this
          Plan,  and UBS Global AM or any other person,  in asserting any rights or claims under this Plan,  shall look only to the assets and property of the Fund or such Series in settlement  of such right or claim,  and not to such Board members or shareholders.

IN WITNESS WHEREOF,  the Fund has executed this Shareholder Services Plan on the day and year set forth below in New York, New York.

Date:  December 14, 2004

ATTEST:                                              THE UBS FUNDS

By: /s/ Maria Suarez                                 By: /s/ Mark F. Kemper
                                                     Mark F. Kemper, Managing
                                                     Director and Secretary